Exhibit 10.31.1

APPROVAL OF CHANGES IN DIRECTORS’ COMPENSATION

WHEREAS, the Board of Directors (“Board”) of Burlington Northern Santa Fe Corporation (the “Company”) desires to make changes in the compensation package available to non-employee Directors of the Company to reflect the changing market for Directors’ compensation, to simplify the number of components and achieve a more appropriate balance between cash compensation and equity-based compensation;

WHEREAS, the Company maintains the Burlington Northern Santa Fe Corporation Directors’ Retirement Plan (the “Retirement Plan”) and, pursuant to Section 10 of the Retirement Plan, the Board has authority to amend, suspend or terminate the Retirement Plan;

WHEREAS, the Board deems it desirable to terminate the Retirement Plan subject to separate provisions to protect the benefits accrued to date of participants in the Retirement Plan who have already met or who subsequently meet the eligibility requirements of the Retirement Plan;

Termination of the Retirement Plan

FURTHER RESOLVED, that the Retirement Plan is terminated as of July 17, 2003;

FURTHER RESOLVED, that an individual who has terminated service as a member of the Board and is currently receiving benefits pursuant to the Retirement Plan or who has terminated service as a member of the Board and is eligible to receive benefits pursuant to the Retirement Plan shall receive or continue to receive such benefits as if the Retirement Plan had continued in effect;

FURTHER RESOLVED, that an individual who is a member of the Board on July 17, 2003, and who has served as a member of the Board for a period of at least ten consecutive years as of such date, or who has attained age 72 as of such date, and who is not an employee of the Company in the period immediately preceding termination of service as a member of the Board, shall be entitled to receive an annual payment in the amount of $40,000, which is the amount of the annual retainer for services as a Board member in effect at the time of the termination of the Retirement Plan, on the same terms as if the Retirement Plan had continued in effect;

FURTHER RESOLVED, that an individual who is a member of the Board on July 17, 2003, but who has not served as a member of the Board for a period of at least ten consecutive years as of such date and has not attained age 72 of such date, but who, at the time when such individual terminates service as a member of the Board is not an employee of the Company in the period immediately preceding termination of service as a member of the Board and has served as a member of the Board for a period of at least ten consecutive years, shall be entitled to receive an annual payment in an amount equal to the product of (i) $40,000, which is the amount of the annual retainer for services as a Board member in effect at the time of termination of the Retirement Plan, multiplied by (ii) a fraction, the numerator of which is the number of full months that such individual has served as a member of the Board as of July 17, 2003, and the denominator of which is 120, which payment shall be on the same terms as if the Retirement Plan had continued in effect;

Burlington Northern Santa Fe Corporation

Board of Directors

July 17, 2003